newsrelease
CTS CORPORATION  Elkhart, Indiana 46514   (574) 523-3800

January 25, 2012

FOR RELEASE:  Immediately

CTS ANNOUNCES FOURTH QUARTER AND FULL-YEAR
2011 FINANCIAL RESULTS

Elkhart, IN. . .CTS Corporation (NYSE: CTS) today announced fourth quarter 2011 revenues of $144.0 million, a 1% decrease in the same period last year and from the third quarter 2011 revenues. Fourth quarter 2011 revenues were negatively impacted by approximately $11-$13 million from the flooding in Thailand. Fourth quarter 2011 net earnings were $5.9 million, or $0.17 per diluted share, compared to $4.8 million, or $0.14 per diluted share, in the same period last year. Included in the fourth quarter 2011 was a restructuring and related charge of $2.4 million, or $0.05 per share, compared to a restructuring and related charge of $1.7 million, or $0.03 per share, in the same period last year. Excluding these charges, adjusted earnings per share were $0.22 in the fourth quarter 2011, an increase of 29% over adjusted earnings per share of $0.17 in the same period last year.

Fourth quarter 2011 Components and Sensors segment sales grew 8% from the same period last year driven by a 17% increase in automotive sensor and actuator sales and partially offset by a 5% decrease in electronic component product sales. EMS fourth quarter sales decreased 8% year-over-year.

As previously disclosed, CTS’ EMS Scotland facility experienced a fire-related disruption during the second quarter of 2011 and its Thailand facility was affected by the floods in the fourth quarter.  As anticipated, the fourth quarter of 2011 included two separate insurance recoveries. CTS recorded a $2.2 million business interruption insurance recovery shown in operating expense which offsets expenses recorded in cost of sales.  In addition, the Company recorded fire-related insurance recovery for property damage of $3.4 million, or $0.07 per share.

2011 Full-Year Financial Results
Full-year 2011 revenue was $588.5 million, an increase of $35.9 million, or 6.5%, from 2010 full- year revenue.  The Components and Sensors segment revenue decreased 1% year-over-year. Full-year 2011 EMS segment revenue increased 14% over 2010, primarily driven by industrial sales which grew 28% and defense and aerospace sales which increased by 20%.

Full-year 2011 diluted earnings per share were $0.60 including $0.07 per share for restructuring and certain legal expenses. Excluding these charges, full-year 2011 adjusted earnings per share were $0.67, compared to $0.66 in 2010. Despite the higher overall sales, earnings per share were only slightly higher primarily due to the natural disasters and increased research and development spending for new products.

Management estimates that the full-year lost earnings impact related to the natural disasters net of all insurance recoveries is approximately a $0.02 loss per share.

Other noteworthy events:
•	CTS announced a 17% dividend increase to its shareholders. On an annual basis the dividend will now be $0.14 per share compared to the previous rate of $0.12 per share.
•
The acquisition of Valpey-Fisher was completed this week. Valpey-Fisher is a U.S. based public company located near Boston, with annual sales of approximately $15 million. Valpey-Fisher is a designer and manufacturer of highly engineered electronic components. This acquisition will expand CTS’ technology and bring strong engineering capabilities and management leadership.

•
We repurchased approximately 403,000 shares for $3.6 million, at an average price of $8.86 in 2011, of which approximately 257,000 shares were repurchased in the fourth quarter of 2011.  Approximately 574,000 shares remain in our one million share buyback authorization.

•
In the fourth quarter, CTS initiated a bank amendment which was completed in early January. This amendment increased the Company’s facility from $150 million to $200 million, while keeping it unsecured and at a more favorable pricing through 2017.

Full-year cash flow from operations was $22.2 million and capital expenditures were $15.6 million. The impact of the natural disasters and new program launch activity kept the inventories higher than our target and thus lowered cash flow in 2011.  Management expects working capital and cash flow to improve in 2012.

Commenting on fourth quarter 2011 results, Vinod M. Khilnani, CTS Chairman and Chief Executive Officer, stated, “As we move past the impact of the flooding in Thailand and the Japan earthquake, we expect 2012 to benefit from key new program launches and deliver double-digit top and bottom line growth. We continue our commitment to a strong R&D program to further strengthen our highly engineered product portfolio. The recent dividend increase, stock buybacks and Valpey-Fisher acquisition reflect our confidence in the future to enhance shareholder value.”

While the overall macro economies globally are showing weakness, various new product launches are expected to drive growth.  As a result, management anticipates full-year 2012 sales to increase in the range of 10% to 13% over 2011 and diluted earnings per share to be in the range of $0.75 to $0.80.  Included in 2012 earnings is a net adverse impact of approximately $0.05 per share from a combination of higher expected effective tax rate, higher pension costs and an expected property damage insurance recovery.

SEGMENT INFORMATION
(Dollars in millions)

	Fourth Quarter		Fourth Quarter		Third Quarter
	2011		2010		2011
		Segment		Segment		Segment
	Net	Operating	Net	Operating	Net	Operating
	Sales	Earnings	Sales	Earnings	Sales	Earnings
Components and Sensors	$70.7	$6.5	$65.4	$6.7	$69.1	$4.2
Electronics Manufacturing Services (EMS) *	73.3	3.1	79.6	1.0	77.0	3.6
Segment Operating Earnings		9.6		7.7		7.8
Expenses not allocated to business segments:
- Restructuring and related charges		(2.4)		(1.7)		-
Total	$144.0	$7.2	$145.0	$6.0	$146.1	$7.8

* Fourth quarter 2011 includes $3.4 million and third quarter 2011 includes $2.7 million of insurance recoveries for fire-related property damage.

Components & Sensors: Components and Sensors fourth quarter 2011 sales increased $5.3 million, or 8%, from the fourth quarter of 2010.  The increase resulted from 17% higher automotive product sales and new product launches, partially offset by 5% reduction in electronic component product sales. Segment operating earnings decreased $0.1 million from the same period last year primarily from higher commodity prices, increased research and development expense and impact from the Thailand floods.

Components and Sensors fourth quarter 2011 sales increased $1.6 million, or 2%, from the third quarter of 2011.  Automotive sensor and actuator product sales grew $4.9 million, or 12%, from stronger demand and new product launches. Sales of electronic component products decreased $3.3 million, or 12%, broadly across product lines, although sales increased for the new piezo products for hard disk drive (“HDD”) applications.  Segment operating earnings increased $2.4 million from the third quarter of 2011 primarily from higher sales and improved margins.

EMS: EMS fourth quarter 2011 sales decreased $6.3 million, or 8%, from the fourth quarter of 2010, due primarily to the impact from the Thailand floods. Sales decreased in communications, computer and medical markets, partially offset by increases in industrial and defense and aerospace markets. Segment operating earnings of $3.1 million increased $2.1 million from the fourth quarter 2010 primarily from the $3.4 million insurance recovery for fire-related property damage, partially offset by the impact of lower sales related to the disruptions of the Thailand floods.

EMS fourth quarter 2011 sales decreased $3.7 million, or 5%, from the third quarter of 2011 reflecting the impact of the flooding in Thailand. Segment operating earnings decreased $0.5 million primarily on lower sales and the disruptions from the Thailand floods, partially offset by a higher insurance recovery for fire-related property damage.

Conference Call
As previously announced, the Company has scheduled a conference call on Thursday, January 26, 2012 at 11:00 a.m. EST.  Those interested in participating may dial 800-288-8967 (612-332-0228, if calling from outside the U.S.). No access code is needed. There will be a replay of the conference call available from 1:30 p.m. EST on Thursday, January 26, 2012 through 11:59 p.m. EST on Thursday, February 2, 2012. The telephone number for the replay is 800-475-6701 (320-365-3844, if calling from outside the U.S.). The access code is 231985.  Also, please note that a live audio webcast of the conference call will be available and can be accessed directly from the Web sites of CTS Corporation www.ctscorp.com, StreetEvents www.streetevents.com, Netscape netscape.aol.com, Compuserve www.compuserve.com and others.

About CTS
CTS is a leading designer and manufacturer of electronic components and sensors and a provider of electronics manufacturing services (EMS) to OEMs in the automotive, communications, medical, defense and aerospace, industrial and computer markets. CTS manufactures products in North America, Europe and Asia. CTS' stock is traded on the NYSE under the ticker symbol "CTS.”  To find out more, visit the CTS Web site at www.ctscorp.com.

Safe Harbor Statement
This press release contains statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, any financial or other guidance, statements that reflect our current expectations concerning future results and events and any other statements that are not based solely on historical fact. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are based on various assumptions as to future events, the occurrence of which necessarily are subject to uncertainties. These forward-looking statements are made subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from those presented in the forward-looking statements, including, without limitation: changes in the economy generally and in respect to the businesses in which CTS operates; unanticipated issues in integrating acquisitions; rapid technological change; general market conditions in the automotive, communications and computer industries, as well as conditions in the industrial, defense and aerospace and medical markets; reliance on key customers; unanticipated natural or other events such as the Japan earthquake and floods in Thailand; the ability to protect our intellectual property; pricing pressures and demand for our products; and risks associated with our international operations, including trade and tariff barriers, exchange rates and political and geographical risks.  For more detailed information on the risks and uncertainties associated with CTS’ business, see the reports CTS files with the Securities and Exchange Commission available at http://www.ctscorp.com/investor_relations/investor.htm.  CTS undertakes no obligation to publicly update its forward-looking statements to reflect new information or events or circumstances that arise after the date hereof, including market or industry changes.

Contact:         Thomas A. Kroll, Vice President and Chief Financial Officer, or
Mitchell J. Walorski, Director of Investor Relations
CTS Corporation, 905 West Boulevard North, Elkhart, IN 46514
Telephone (574) 523-3800  FAX (574) 293-6146

CTS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	Dec 31	Dec 31	Dec 31	Dec 31
	2011	2010	2011	2010

Net sales	$ 143,999	$ 145,025	$ 588,506	$ 552,641

Costs and expenses:
Cost of goods sold	118,161	115,903	478,657	432,731
Insurance recovery for business interruption	(2,190)	-	(4,082)	-
Selling, general and administrative expenses	16,816	17,366	71,890	72,310
Research and development expenses	5,208	4,328	19,990	18,313
Insurance recovery for property damage	(3,380)	-	(6,067)	-
Restructuring and impairment charges	2,184	1,444	2,878	1,444

Operating earnings	7,200	5,984	25,240	27,843

Other (expense) / income:
Interest expense	(141)	(211)	(862)	(689)
Other	151	(45)	1,959	872
Total other expense	10	(256)	1,097	183

Earnings before income taxes	7,210	5,728	26,337	28,026

Income tax expense	1,354	928	5,370	5,988

Net earnings	$ 5,856	$ 4,800	$ 20,967	$ 22,038

Net earnings per share:
Basic	$ 0.17	$ 0.14	$ 0.61	$ 0.65
			-
Diluted	$ 0.17	$ 0.14	$ 0.60	$ 0.63

Cash dividends declared per share	$ 0.035	$ 0.03	$ 0.125	$ 0.12

Average common shares outstanding:
Basic	34,241	34,184	34,321	34,090

Diluted	34,945	34,952	35,006	34,849

CTS Corporation and Subsidiaries
Condensed Consolidated Balance Sheets - Unaudited
(In thousands of dollars)

	December 31,	December 31,
	2011	2010

Cash and cash equivalents	$ 76,412	$ 73,315
Accounts receivable, net	88,345	95,930
Inventories, net	92,540	76,885
Other current assets	26,089	20,525
Total current assets	283,386	266,655

Property, plant & equipment, net	84,860	78,213
Other assets	112,569	137,716

Total Assets	$ 480,815	$ 482,584

Notes payable and current portion
of long-term debt	$ -	$ -
Accounts payable	80,468	75,384
Other accrued liabilities	43,769	44,716
Total current liabilities	124,237	120,100

Long-term debt	74,400	70,000
Other obligations	18,881	18,234

Shareholders' equity	263,297	274,250

Total Liabilities and
Shareholders' Equity	$ 480,815	$ 482,584

CTS CORPORATION AND SUBSIDIARIES
OTHER SUPPLEMENTAL INFORMATION

Gross Margin
The following table reconciles GAAP gross margin to adjusted gross margin and gross margin as a percentage of sales to adjusted gross margin as a percentage of sales.

$ in thousands	Three Months Ended		Twelve Months Ended
	Dec 31	Dec 31	Dec 31	Dec 31
	2011	2010	2011	2010
GAAP gross margin	$ 25,838	$ 29,122	$ 109,849	$ 119,910
GAAP gross margin as a percentage of sales	17.9%	20.1%	18.7%	21.7%

Restructuring related charge	260	253	260	253

Insurance recovery for business interruption	2,190	-	4,082	-

Adjusted gross margin	$ 28,288	$ 29,375	$ 114,191	$ 120,163
Adjusted gross margin as a percentage of sales	19.6%	20.3%	19.4%	21.7%

Earnings per Share
The following table reconciles GAAP earnings per share to adjusted earnings per share for the Company:

	Three Months Ended		Twelve Months Ended
	Dec 31	Dec 31	Dec 31	Dec 31
	2011	2010	2011	2010
GAAP net earnings per share	$ 0.17	$ 0.14	$ 0.60	$ 0.63
Tax affected charges to reported diluted loss per share:
Restructuring charge	0.05	0.03	0.06	0.03
Additional legal costs	-	-	0.01	-
Adjusted earnings per share	$ 0.22	$ 0.17	$ 0.67	$ 0.66

Non-GAAP financial measures are discussed below.

Additional Information
Management estimates that the full-year net impact of the lost earnings related to the Japan earthquake and the
Thailand floods, net of all insurance recoveries related to the Japan earthquake, the Thailand floods and the
Scotland fire, is approximately a negative $0.02 per share.

The following table includes other financial information not presented in the preceding financial statements.

	Fourth	Full
$ In thousands	Quarter	Year
Other Expense Information	2011	2011
Depreciation and Amortization	$ 4,372	$ 17,548
Equity Based Compensation	382	3,745

OTHER SUPPLEMENTAL INFORMATION
(continued)

Non-GAAP Financial Measures
Adjusted gross margin and adjusted gross margin as a percentage of sales are non-GAAP financial measures.  The most directly comparable GAAP financial measures are gross margin and gross margin as a percentage of sales. CTS calculates adjusted gross margin and adjusted gross margin as a percentage of sales by excluding the impact of restructuring related charges and including the impact of insurance recovery for business interruption.
Adjusted earnings per share is a non-GAAP financial measure.  The most directly comparable GAAP financial measure is diluted earnings per share.  CTS calculates adjusted earnings per share to exclude the per share impact of (a) restructuring and restructuring-related charges, and (2) additional legal costs.
CTS adjusts for these items because they are discrete events which have a significant impact on comparable GAAP financial measures and could distort an evaluation of our normal operating performance.
CTS uses adjusted gross margin, adjusted gross margin as a percentage of sale and adjusted earnings per share measures to evaluate overall performance, establish plans and perform strategic analysis.  Using these measures avoids distortion in the evaluation of operating results by eliminating the impact of events which are not related to normal operating performance.  Because these measures are based on the exclusion or inclusion of specific items, they may not be comparable to measures used by other companies which have similar titles.  CTS' management compensates for this limitation when performing peer comparisons by evaluating both GAAP and non-GAAP financial measures reported by peer companies.  CTS believes that these measures are useful to its management, investors and stakeholders in that they:

- provide a truer measure of CTS' operating performance,
- reflect the results used by management in making decisions about the business, and
- help review and project CTS' performance over time.

We recommend that investors consider both actual and adjusted measures in evaluating the performance of CTS with peer companies.

Segment Operating Earnings
Segment operating earnings is a non-GAAP financial measure outside the context of the Accounting Standards Codification ("ASC") 280 required reconciliation in the notes to the Company's financial statements.  The most comparable GAAP term is operating earnings.  Segment operating earnings always exclude the effects of restructuring and restructuring related charges when they are incurred by the Company.  Segment operating earnings exclude interest expense, and other non-operating income and income taxes according to how a particular segment is measured.  CTS' management provides the segment operating earnings measure to provide consistency between segment information in its earnings release and the business segment discussion in the notes to its financial statements.